SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: MetLife Investors USA Separate Account A
      (Formerly Security First Life Separate Account A)

Address of Principal Business Office:

      610 NEWPORT CENTER DRIVE
      NEWPORT BEACH, CA  92660

Telephone Number: (800) 848-3854

Name and Address of Agent for Service of Process:

      Richard C. Pearson, President
      MetLife Investors USA Insurance Company
      610 Newport Center Drive
      Newport Beach, CA  92660
      (800) 848-3854

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [ ] Yes [X] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Newport Beach and State of California on the 26th day of April 2001.

               SIGNATURE: METLIFE INVESTORS USA SEPARATE ACCOUNT A
                                   Registrant

                           By:  METLIFE INVESTORS USA INSURANCE COMPANY
                                (Formerly Security First Life Insurance Company)

                           By: /s/ Richard C. Pearson
                               ----------------------------------
                               President
                               ----------------------------------
                               Title

ATTEST: /s/ Cheryl J. Finney
        --------------------------
                Name

        Assistant Secretary
        --------------------------
                Title